EXHIBIT 10.1

December 18, 2013

Anders B. Axelsson

1290 Via Huerta

Los Altos, CA 94024

Dear Anders:

We are pleased to offer you a position with Sierra Monitor Corporation (“SMC” or the “Company”) as its Vice President, Sales and Marketing, starting on or before January 6, 2014 (your actual start date is referred to herein as the “Employment Commencement Date”). While employed hereunder, you agree to devote your full business efforts and time to the Company provided, however, that you may engage in civic and not-for-profit activities and serve on the boards of directors or serve as an advisor to non-competitive private or public companies so long as such activities do not materially interfere with the performance of your duties to the Company.

Your starting base salary will be $20,833.33 per month, which over a full year would equal $250,000 (the “Base Salary”), less payroll deductions and all required withholdings. Commencing in January, 2015, your Base Salary will be reviewed at least annually for possible increases. You will also be eligible to receive an annual bonus of up to fifty percent (50%) of your Base Salary in 2014, based upon achieving goals to be mutually agreed upon between you and the CEO; provided, however, that the Company agrees that your annual bonus in 2014 will be no less than twenty five percent (25%) of your Base Salary. In years subsequent to 2014, you will be eligible to receive an annual bonus of up to one hundred percent (100%) of your Base Salary, based upon achieving goals to be mutually agreed upon between you and the CEO. Any such annual bonuses will be paid to you no later than March 15 following the year to which it relates, provided you must be an employee of the Company at the time such annual bonus is paid. You will also be eligible for SMC’s standard benefits package on terms comparable to those provided to the Company’s executive officers. During your term of employment with the Company, you shall be entitled to paid vacation in accordance with the Company’s vacation accrual policies for its executive officers.

In addition, you will be eligible to receive a signing bonus in the amount of $25,000 (the “Signing Bonus”) less payroll deductions and all required withholdings. The Signing Bonus will be payable on your first day of employment, approximately January 6, 2014 in accordance with the Company’s normal payroll procedures. To receive the Signing Bonus, you must be an employee of the Company at the time the bonus is paid.

Within thirty (30) days following the Employment Commencement Date, SMC will grant you a stock option covering 500,000 shares of Company common stock (the “Equity Award”). The Equity Award will be an incentive stock option to the maximum extent possible under the Internal Revenue Code, and the remaining portion of the Equity Award shall be a nonqualified stock option. Subject to your continued service with SMC, and further subject to accelerated vesting as specified herein, your Equity Award will vest as to 1/4th of the covered shares on the first anniversary of the Employment Commencement Date, and the remaining unvested covered shares shall vest in 36 equal monthly installments thereafter, so that the Equity Award will be 100% vested on the fourth anniversary of the Employment Commencement Date. Your Equity Award will otherwise have the standard terms and conditions of our form stock option agreement under our 2006 Stock Plan, except as specified herein. Your stock option will be priced at 100% of the fair market value of the underlying shares of common stock on the grant date.

Subject to your executing and not revoking a release of claims in favor of SMC in substantially the form attached hereto as Exhibit A (a “Release”), in the event your employment is terminated by SMC or in the event you resign for Good Reason outside of the “Change in Control Period,” then (A) you shall receive severance payments of six (6) months’ Base Salary and six (6) months’ annual target bonus, paid in a lump sum, (B) you shall receive continuation of commission payments for a period of six (6) months following termination, each of which payments shall be equal to the average of the commission payments received by you in the six (6) prior to your date of termination, (C) you shall receive six (6) monthly payments of $3,500 in lieu of Company-subsidized COBRA, payable whether or not you or your covered dependents elect COBRA continuation benefits, and (D) fifty percent (50%) of your then outstanding equity to acquire shares of the Company’s common stock or other equity awards shall immediately vest and become exercisable (the “Termination Release Payment”).

Subject to your executing and not revoking a Release, in the event your employment is terminated by SMC other than for “Cause” within the period beginning on the date three (3) months prior to, and ending on the date that is twelve (12) months following the date upon which a “Change in Control” occurs (the “Change in Control Period”), or in the event that within the Change in Control Period you voluntarily terminate your employment for Good Reason, then (A) you shall receive severance payments of twelve (12) months’ Base Salary and twelve (12) months’ annual target bonus, paid in a lump-sum, (B) you shall receive continuation of commission payments for a period of twelve (12) months following termination, each of which payments shall be equal to the average of the commission payments received by you in the six (6) months prior to your date of termination, (C) you shall receive twelve (12) monthly payments of $3,500 in lieu of Company-subsidized COBRA, payable whether or not you or your covered dependents elect COBRA continuation benefits, and (D) all of your then outstanding equity to acquire shares of the Company’s common stock or other equity awards shall immediately vest and become exercisable (the “Change in Control Release Payment”). For the avoidance of doubt, under no circumstances will you be entitled to receive both the Termination Release Payment and the Change in Control Release Payment.

For the purposes of this offer letter agreement, “Cause” means (A) your continued failure to perform your employment duties and responsibilities, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment after you have received a written demand of performance from the Company which describes the factual basis for the Company’s belief that you have not substantially performed your duties and responsibilities and provides you with thirty (30) calendar days to cure such non-performance to the Company’s satisfaction, (B) any material act of personal dishonesty taken by you in connection with your duties and responsibilities as an employee, (C) your commission of an act of fraud resulting in material economic or financial injury to the Company, (D) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude or that the Company reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (E) your willful breach of any fiduciary duty owed by you to the Company that the Company reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (F) you being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or any cease and desist order is entered with respect to any such action (regardless of whether or not you admit or deny liability in such action), (G) you obstructing or impeding, endeavoring to influence, obstruct or impede, or failing to materially cooperate with, any investigation authorized by the Company, its Board of Directors or any governmental or self-regulatory organization, or (H) your material breach of this Agreement or the Proprietary Information Agreement (as defined herein).

For the purposes of this offer letter agreement, “Change in Control” shall have the meaning ascribed to such term in the 2006 Stock Plan. Notwithstanding the foregoing, a Company transaction that does not constitute a change in control event under Treasury Regulation Section 1.409A-3(i)(5)(v) or Treasury Regulation Section 1.409A-3(i)(5)(vii) shall not be considered a Change in Control for purposes of this Agreement.

For the purposes of this offer letter agreement, “Good Reason” means that your employment terminates pursuant to your resignation within 180 days after any of the following is undertaken by the Company (or its acquirer) without your consent: (i) a reduction of your Base Salary or target annual bonus, (ii) a material reduction in your duties, authority or responsibilities; (iii) your office is relocated to a location more than thirty (30) miles from your then current office location; provided, however, that Good Reason shall not exist unless you have provided written notice to the CEO of the purported grounds for the Good Reason within ninety (90) days of its initial existence and the Company has been provided at least thirty (30) days to remedy the condition.

If any payment or benefit you would receive pursuant to this offer letter agreement or otherwise, including accelerated vesting of any equity compensation (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; and (B) accelerated vesting of the equity compensation awards shall be cancelled/reduced next, with full-value awards reduced/cancelled prior to stock option/stock appreciation awards. The Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The severance benefits described herein are, as noted herein, subject to your execution of a Release, and such Release becoming effective in accordance with its terms within twenty-eight (28) days following the termination date. No vesting acceleration or severance benefits pursuant to such section shall be paid or provided unless and until the Release becomes effective. Any severance payment or benefit to which you would otherwise be entitled during such twenty-eight (28) day period shall be paid or provided by the Company in full arrears on the twenty-ninth (29th) day following your employment termination date or such later date as is required to avoid the imposition of additional taxes under Internal Revenue Code Section 409A (“Section 409A”).

Notwithstanding any provision to the contrary herein, no Deferred Compensation Separation Payments (as defined below) that become payable under this offer letter agreement by reason of your termination of employment the Company (or any successor entity thereto) will be made unless such termination of employment constitutes a “separation from service” within the meaning of Section 409A. Further, if you are a “specified employee” of the Company (or any successor entity thereto) within the meaning of Section 409A on the date of your termination of employment (other than a termination of employment due to death), then the severance payable to you, if any, under this letter, when considered together with any other severance payments or separation benefits that are in each case considered deferred compensation under Section 409A (together the “Deferred Compensation Separation Payments”) that are payable within the first six (6) months following your termination of employment, shall be delayed until the first payroll date that occurs on or after the date that is six (6) months and one (1) day after the date of your termination of employment, when they shall be paid in full arrears. All subsequent Deferred Compensation Separation Payments, if any, will be paid in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your employment termination but prior to the six (6) month anniversary of your employment termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of death and all other Deferred Compensation Separation Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this offer letter agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and you agree to work together in good faith to consider amendments to this offer letter agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

The Company agrees to reimburse you up to Three Thousand Five Hundred Dollars ($3,500) in reasonable legal fees and costs incurred by you in connection with the discussion and review of the matters addressed herein.

Enclosed is a copy of our Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Proprietary Information Agreement”). This document assigns rights to all inventions to SMC and requires you to keep confidential all matters regarding SMC technology and business relationships until SMC has made such information public. Please read, sign, and return this agreement on your first day of work.

You and SMC understand and acknowledge that your employment with SMC constitutes “at-will” employment. Subject to the provision of any severance benefits required above, you and SMC acknowledge that this employment relationship may be terminated at any time, with or without good cause or notice or for any or no cause, at the option of either you or SMC.

You represent that you (a) are not a party to an employment agreement or other contract or arrangement which prohibits your full time employment with SMC, and (b) do not know of any conflict which would restrict your employment with SMC.

This offer letter agreement, the agreement relating to the Equity Award referenced herein and the Proprietary Information Agreement are the entire agreement and understanding between you and SMC as to the subject matter hereof, and supersede all prior or contemporaneous agreements, whether written or oral. No waiver, alteration, or modification, if any, of the provisions of this offer letter agreement shall be binding unless in writing and signed by duly authorized representatives of you and SMC.

This offer letter agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the State of California. You hereby consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this offer letter agreement.

Federal legislation requires all employers to verify the authorization to work of all employees. Under this law, you will be required to furnish documentation within 72 hours of starting work.

If you wish to accept employment at SMC under the terms set out above, please sign and date this offer letter agreement and return it to me no later than the end of the day on December 1, 2013.

Sincerely,

/s/ Gordon R. Arnold
Gordon R. Arnold

I have read and accept the above:

/s/ Anders B. Axelsson	December 21, 2013
Anders B. Axelsson	Date Signed